EXHIBIT 10.2
[Letterhead of Scottrade Financial Services, Inc.]
700 Maryville Centre Drive St. Louis, MO 63141-5824
P.O. Box 31759 St. Louis, MO 63131-0759
(314) 965-1555 • (800) 888-1980
September 29, 2016
Peter J. deSilva
*************
*****************
Dear Peter:
At Scottrade Financial Services, Inc. (“Scottrade” and, together with its subsidiaries, the “Company”), we recognize that our most valuable assets are our employees and that our employees are essential to our past and future success. I am writing you this letter to assure you that you are a highly valued employee and that we are looking forward to your continued contributions in anticipation of the possible sale of the Company. To motivate you to continue your high level of commitment to the Company and to maintain continuity through the sale process and thereafter, you have been selected to be eligible to receive special minimum vesting of your SAR Award (as defined below) and other benefits in accordance with the terms of this letter.
1.SAR Vesting and Acknowledgement and Additional Benefits
a.    Minimum Vesting of Scottrade Appreciation Right Award. As of the closing date of a transaction that constitutes a Change of Control (as defined in your SAR Agreement), the percentage of maturity of your total Value Points set forth in your SAR Award shall be equal to the greater of (i) 40% or (ii) the percentage that would otherwise be vested under your SAR Award pursuant to the terms of the SAR Agreement. For purposes of this letter, “SAR Agreement” means the Scottrade Appreciation Right Agreement (Jan 1, 2016 version (PdS Version)) between Peter J. deSilva and Scottrade, and “SAR Award” means any Scottrade Appreciation Right Award granted to you by Scottrade.
b.    SAR Agreement Acknowledgement. You acknowledge and agree to the following clarifying resolutions with respect to the SAR Agreement, which will be adopted by Scottrade’s Board of Directors (the “Board”) in due course:
(i)    the applicable date for determining the “Net Purchase Price” (as defined in the SAR Agreement), is the date of signing of any definitive agreement that provides for a transaction or transactions, the consummation of which would constitute a Change of Control (as defined in the SAR Agreement) and for purposes of calculating the Net Purchase Price, there shall be no exclusion of any amounts placed in escrow in connection with such transaction and any stock consideration shall be valued based on the fair market value of the per share market price or prices of such stock consideration on or about the date of signing of such definitive agreement as determined by the Board;
(ii)    the applicable valuation date for purposes of determining the “Company Value” (as defined in the SAR Agreement) is the last day of the most recently completed calendar month immediately preceding the date of signing of any definitive agreement that provides for a transaction or transactions, the consummation of which would constitute a Change of Control, and Company Value shall exclude the effects of accumulated other comprehensive income (“AOCT);
(iii)    for purposes of calculating the “Appreciation Amount” (as defined in the SAR Agreement), determination of “Earnings” (as defined in the SAR Agreement) shall exclude expenses and non-recurring charges related to the Change of Control;
(iv)    for purposes of determining the Appreciation Amount for the calendar year during which the Change of Control occurs and for the calendar year immediately following the calendar year during which the Change of Control occurs, determination of Earnings shall be based on (A) actual monthly Earnings in accordance with the terms of the SAR Agreement (but excluding expenses and non-recurring charges related to the Change of Control) for the full calendar months preceding the Change of Control and (B) monthly Earnings per Value Point of $3.00 for the calendar month during which the Change of Control occurs and for each calendar month thereafter;
(v)    subject to the provisions of clauses (i) and (ii) above, your Change of Control payment described in Section 3 of the SAR Agreement shall be equal to the product of (a) the number of your “Mature” Value Points (within the meaning set forth in the SAR Agreement) outstanding at any time within three months before the successful completion of a Change of Control and (b) the excess, if any, of the Net Purchase Price over the Company Value of Scottrade as of such date, divided by the total number of shares of Scottrade and Mature Value Points outstanding as of the successful completion of such a Change of Control; and
(vi)    each FY Bonus (as defined in the Employment Agreement by and between Scottrade and you, dated January 22, 2016 (your “Employment Agreement”)) for the Company’s 2017 fiscal year and each fiscal year of your employment during the Employment Period thereafter shall equal 50% of your Base Salary (as defined in your Employment Agreement and as may be increased from time to time). For the avoidance of doubt, each FY Bonus for the Company’s 2017 fiscal year and each fiscal year of your employment during the Employment Period thereafter shall not be less than $300,000.
c.    Health and Welfare Benefit Payment. If (x) the Company terminates your employment without Cause (as defined in your Employment Agreement) or (y) you resign your employment for Good Reason (as defined in your Employment Agreement), in either case on or after a Change of Control, and subject to the conditions set forth in Section 8(c) of your Employment Agreement, you will be entitled to a cash payment equal to the cost of one year of coverage under the Company’s medical, dental and vision insurance plans in which you participate as of your employment termination date.
d.    Accrued and Unused Vacation. A cash payment equal to your accrued and unused vacation as of your employment termination date, determined in accordance with the Company’s written vacation policy, which shall be paid in accordance with such vacation policy.

2.    Confidentiality
Until a general announcement by the Company, internally or publicly, of the sale process, the existence of the sale process is confidential. Accordingly, you are prohibited from discussing the potential sale of the Company with anyone (other than discussions within the scope of your employment with those who have formally been made aware of the possible sale). Notwithstanding the foregoing, you are permitted to discuss the terms of this letter with your counsel, who will also be subject to the confidentiality provisions of this Section 2.
Except as otherwise required or permitted under applicable law, this letter and the benefits hereunder are confidential and may not be discussed with anyone (including co-workers, bidders and the Company’s advisors) other than the signer of this letter. Once the Company has made a general announcement regarding its potential sale, but in no event prior to such an announcement, you may then discuss this letter and the benefits hereunder with members of your family and your financial and legal advisors who will also be under an obligation to keep the terms of this letter confidential. While some employees may have been told about the sale process and that they will be eligible for certain benefits, many other employees will not. Out of consideration for them and to ensure the integrity of the sale process, you are required to maintain the confidentiality of this letter. We are relying on your sensitivity and professionalism in observing this request and we note that any breach of this Section 2 will constitute grounds for the Company to terminate your employment for “cause”. For the avoidance of doubt, the obligations described in this Section 2 are in addition to, and not in lieu of, your existing obligations of confidentiality under any agreement between you and the Company, including but not limited to the Confidentiality Agreement.
3.    General Provisions
a.    Not a Contract of Employment; No Impact on Other Benefits; No Assignment. You and the Company acknowledge that this letter does not constitute a contract of employment and your employment with any of the Company’s entities continues to be for an indefinite period and may be terminated by you or us at any time, subject to the terms of your Employment Agreement. The benefits provided to you pursuant to Section 1 of this letter will not count toward or be considered in determining, if applicable at any time, severance or employment payments or benefits due under any applicable law, any plan, program, policy or arrangement sponsored or maintained by the Company, nor are subject to any employer matching contribution under any benefit or deferred compensation plan. This letter is personal to you and you will not have any right to transfer, assign, pledge, alienate or create a lien upon this letter or any rights hereunder. The benefits set forth in Section 1 are unfunded and unsecured and payable out of the general funds of the Company.
b.    Amendments and Waivers. Any provision of this letter may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.
c.    Counterparts. This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
d.    Successors; Binding Agreement. The rights and obligations of the Company under this letter shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
e.    Taxes. Any amounts payable or otherwise provided under this letter are subject to withholding for applicable federal, state and local taxes or otherwise as required by law.
f.    Governing Law. The laws of Missouri, without giving effect to its conflict of laws principles, govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.
g.    Entire Agreement; Required Recoupment. This letter and your Employment Agreement and the SAR Agreement set forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this letter. Notwithstanding the foregoing, nothing herein shall supersede any Non-Solicitation and Non-Competition Agreement, Work Product Agreement, Arbitration Agreement or Confidentiality Agreement entered into between you and the Company, which shall all remain in full force and effect. For the avoidance of doubt, the benefits set forth in Section 1 above shall be subject to recoupment to the extent required under applicable law or regulation as in effect from time to time.
h.    Limitations. The provisions of this letter are subject to the terms and conditions of all applicable law.
i.    Acknowledgement. You hereby acknowledge that the Company has recommended to you that you seek counsel and advice with respect to this letter and that you have obtained such counsel and advice as you deem appropriate.
j.    Termination of Letter. In the event that a Change of Control does not occur by June 30, 2018, this letter will terminate and be of no force or effect. Notwithstanding the foregoing, your obligation to maintain the confidentiality of the existence of the sale process and this letter under Section 2 of this letter will survive indefinitely.
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We thank you for the service you have rendered in the past and look forward to your continued contribution to Company's success. Please acknowledge your agreement and acceptance of the terms of this letter by signing below and returning a copy of this letter to the signor of this letter as soon as possible but no later than September 29, 2016.

Very truly yours,

Scottrade Financial Services, Inc.

	By:	/s/ Rodger O. Riney
		Name:	Rodger O. Riney
		Title:	President

Agreed and accepted:

/s/ Peter J. deSilva
Peter J. deSilva

Date: September 29, 2016